WARRANT AGREEMENT

      Agreement, dated as of this 22nd day of January, 1998, by and between ADMIRALTY BANCORP, INC., a New Jersey corporation (the "Company") and STOCKTRANS, (the "Warrant Agent").

                         W I T N E S S E T H

      WHEREAS, the Company is offering for sale up to 965,000 Units (the "Units"), each Unit consisting of one share of the Company's Class A Common Stock (the "Class A Stock"), and one Warrant (the "Warrant") which entitles the holder thereof to purchase one share of Class B Common Stock (the "Class B Stock") at the purchase price of $11.00 per share at any time commencing one year after the date hereof and ending on January 21, 2002.

      WHEREAS, the Company desires to appoint the Warrant Agent to act on its behalf in connection with the (i) issuance, transfer and exchange of the certificates representing the Warrants (the "Warrant Certificates"), (ii) the exercise of the Warrants by the holders thereof (together with any registered successors or assigns, the "Holders") and (iii) the adjustment of the Warrants in certain events as contained herein in accordance with the terms of the Warrants and this Agreement;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1.0. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent as its agent to issue the Warrant Certificates, as set forth herein, subject to resignation or replacement of the Warrant Agent as provided herein. The Warrant Agent agrees to accept such appointment, subject to the terms and conditions as set forth herein and to issue, transfer and exchange the Warrant Certificates pursuant to the terms provided for herein and to notify the Company's transfer agent to issue the certificates representing the appropriate number of shares of Class B Stock (or other consideration) upon exercise of the Warrants. The Company agrees to issue and honor the Warrants on the terms and conditions as herein set forth and to instruct its transfer agent to issue its Class B Stock (or other securities) upon notice from the Warrant Agent of the proper exercise of any Warrant. The Warrant Agent is hereby empowered to enforce any rights of the Holders for the benefit of any Holders, subject to the terms and conditions contained herein.

      2.0.  Issuance of Warrant Certificates.

      2.1. Form of Warrant Certificate. All Warrants shall be issued substantially in the form of the Warrant Certificate annexed hereto as Exhibit
A. The terms of any such Warrant Certificate are incorporated herein by reference.


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      2.2. Execution of Warrants. The Warrants shall be issued in registered form only. No Warrants shall have been duly and validly issued until a Holder has received a Warrant Certificate executed by the chairman or president of the Company and the secretary or treasurer of the Company and such Certificate is countersigned by an authorized officer of the Warrant Agent. All Warrant Certificates shall bear the Company's corporate seal. Any Warrant Certificates may be executed by the officers of the Company by means of a facsimile signature. The Warrant Agent shall maintain the register of all Holders.

      2.3. Maximum Number of Warrants. The Company hereby authorizes the Warrant Agent to issue up to 965,000 Warrants pursuant to the terms hereof subject to adjustment as hereafter provided in Section 4 hereof.

      2.4. Initial Holders. The Company shall deliver to the Warrant Agent a list of the names of the persons who shall be the initial Holders of the Warrants and the number of Warrants to which each such person is entitled. The Warrant Agent is hereby authorized by the Company to promptly issue Warrant Certificates for up to 965,000 Warrants upon receipt of the written request of the Company, which shall include the list referred to in the preceding sentence. The Company shall deliver to the Warrant Agent, along with this Warrant Agreement, a sufficient number of duly executed Warrant Certificates. The Warrant Certificates requested by the Company shall be completed and countersigned by the Warrant Agent and promptly delivered to the Company to be mailed or delivered to the Holders pursuant to the terms hereof. When requested by the Warrant Agent, from time to time hereafter, the Company will execute additional Warrant Certificates in blank for the Warrant Agent to issue hereunder.

      2.5. Rights Of A Holder. Subject to adjustment as provided herein, each Warrant shall evidence the right to purchase one share of the Company's Class B Stock at the Warrant Price of $11.00. Following the Expiration Date, as defined in Sections 3.1 and 3.2 below, any Warrant not previously exercised shall be null and void.

      3.0.  Exercise of Warrant.

      3.1. Exercise Period. The Warrants may be exercised, in whole or in part, at any time commencing one (1) year after the date hereof and ending at 5:00 P.M., New Jersey time, on January 21, 2002 (the "Expiration Date"). If the Expiration Date is not a Business Day, it shall automatically be extended to 5:00 P.M. on the next day which is a Business Day. Business Day means any day other than a Saturday, Sunday, or holiday on which banks in New Jersey are authorized by law to close.

      3.2. Acceleration of Exercise Date. The Company shall have the right to accelerate the Expiration Date in the event that (i) the Class B Stock is traded on a national securities exchange, the NASDAQ National Market or the NASDAQ SmallCap Market; and (ii) the Class B Stock trades at $15.00 per share and does not trade below $15.00 for a period of 20 consecutive trading days. Upon the satisfaction of such conditions, the Company shall have the right, but not the obligation, to provide a written notice accelerating the Expiration Date to a date not less than 30

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calendar days after the date of such notice. Upon the issuance of such notice, and expiration of the exercise period, the Company shall redeem any outstanding and unexercised Warrants for $0.10 per Warrant. The Expiration Date, as accelerated hereunder, shall be considered to be the "Expiration Date".

      3.3. Means of Exercise. In order to exercise a Warrant, the Holder must present and surrender the Warrant Certificate to the Warrant Agent at its office, with the Subscription Form on the back of the Warrant Certificate duly executed and accompanied by payment in full, in the form of cash, by certified or official bank check payable to the order of the Company or its successor, of the aggregate Warrant Price for the number of shares of Class B Stock specified in such Subscription Form. The Warrant Agent shall immediately pay over to the Company any funds received upon such exercise of Warrants.

      3.4. Issuance of Class B Stock. Upon the request of the Warrant Agent, the Company shall promptly deliver or cause its transfer agent to deliver to the Holder exercising a Warrant a certificate or certificates evidencing the shares of Class B Stock purchased when any Warrant is validly exercised.

      3.5. Certain Exercise Provisions. If any Warrant is exercised in part only, a new Warrant Certificate, dated the date of such exercise, evidencing the rights of the Holder thereof to purchase the balance of the shares of Class B Stock purchasable under such original Warrant shall promptly be issued to such Holder. Upon receipt of any Warrant Certificate by the Warrant Agent, at its office, in proper form for exercise and accompanied by payments as herein provided, the Holder shall be deemed to be the holder of record of the shares of Class B Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Class B Stock shall not then be actually delivered to the Holder.

      4.0. Adjustment of Warrant Price and Number of Shares Purchasable and Other Items in Certain Events. The Warrant Price and the number of shares of Class B Stock purchasable upon exercise of any Warrant and the other terms and conditions of the Warrant shall be subject to adjustment and modification as follows in the circumstances provided:

      4.1. Declaration of Stock Dividend, Splits, Reverse Splits or Reclassification or Reorganization.

      (a) In case the Company shall declare any dividend or other distribution upon its outstanding shares of Class B Stock payable in Class B Stock or shall subdivide its outstanding shares of Class B Stock into a greater number of shares, then the number of shares of Class B Stock which may thereafter be purchased upon the exercise of any Warrant shall be increased in proportion to the increase in the number of shares of Class B Stock outstanding through such dividend or subdivision and the Warrant Price per share shall be decreased in such proportion. In case the Company shall at any time combine the outstanding shares of its Class B Stock into a smaller number of shares, the number of shares of Class B Stock which may thereafter be purchased upon the exercise of any Warrant shall be decreased in proportion to the decrease in the number of shares of Class B Stock outstanding through such combination and the Warrant Price per share shall be increased in such proportion. The Company shall cause a notice to be mailed to each Holder at least twenty (20) days prior to the applicable record date for the activity covered by this Section 4.1(a). The Company's failure to give the notice required by this Section 4.1(a) or any defect therein shall not affect the validity of the activity covered by this Section 4.1(a).

      (b) In case the Company shall at any time (i) distribute any rights, options or warrants to all holders of shares of Class B Stock, (ii) issue other securities to all holders of shares of Class B Stock by reclassification of its shares of Class B Stock, or (iii) issue by means of a capital reorganization other securities of the Company in lieu of the Class B Stock or in addition to the Class B Stock, then the number of shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of shares or other securities of the Company which the Holder would have owned or have been entitled to receive after the happening of the event described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the activity covered by this Section 4.1(b). The Company's failure to give the notice required by this Section 4.1(b) or any defect therein shall not affect the validity of the activity covered by this Section 4.1(b).

      (c) An adjustment made pursuant to this Section 4.1 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

      (d) For the purpose of this Section 4.1, the term "shares of Class B Stock" shall mean (x) the class of stock designated as the Class B Stock at the date of this Warrant Agreement, or (y) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, from no par value to par value or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 4.1, the Holder shall become entitled to purchase any shares of the Company other than shares of Class B Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Class B Stock contained in this Section 4.1.

      4.2. Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Company (other than in connection with a consolidation, merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise this Warrant shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the Class B Stock. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Class B Stock of record shall be entitled to exchange their shares of Class B Stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Holder may exercise outstanding Warrants during such 20 day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. The Company's failure to give notice required by this Section 4.2 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.

      4.3.  Merger, Consolidation, etc.

      (a) In case of any consolidation with or merger of the Company into another corporation or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business (such consolidation, merger, sale or conveyance, collectively referred to hereinafter as a "Change") then, as a condition of such Change, lawful and adequate provisions shall be made whereby the Holders shall thereafter have the right to receive upon payment of the Warrant Price in effect immediately prior to such Change, upon the basis and upon the terms and conditions specified in this Agreement (including but not limited to all provisions contained in this Section 4.3), and in lieu of the shares of the Company's Class B Stock purchasable upon the exercise of the Warrants, such shares of stock, securities, cash or assets which such Holder would have been entitled to receive after the happening of such Change had such Warrant been exercised immediately prior to such Change. The provisions of this
Section 4.3 shall similarly apply to successive Changes. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the Change covered by this Section 4.3(a) and shall provide notice of the Change and shall set forth the first and last date on which the Holder may exercise outstanding Warrants. The Company's failure to give the notice required by this Section 4.3(a) or any defect therein shall not affect the validity of the Change covered by this Section 4.3(a).

      (b) Notwithstanding the foregoing, if as a result of such Change, holders of the Company Class B Stock shall receive consideration other than solely in shares of stock or other securities in exchange for their Company Class B Stock, the Company may, at its option, fulfill its obligation hereunder by causing the Notice required by Section 4.3(a) hereof to include notice to Holders of the opportunity to exercise their Warrants before the applicable record date for the Change, and thereby receive consideration in the Change, on the same basis as other previously outstanding shares of the Company Class B Stock. If the notice specified in the preceding sentence is provided to Holders, Warrants not exercised in accordance with this Section 4.3(b) before consummation of the Change shall be canceled and become null and void on the effective date of the Change. The notice provided by the Warrant Agent pursuant to this Section 4.3(b) shall include a description of the terms of this Agreement providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date. The Company's failure to give any notice required by this
Section 4.3(b) or any defect therein shall not affect the validity of any such Change.

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      4.4. Duty to Make Fair Adjustments in Certain Cases. If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of this Agreement, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, as to protect the purchase rights of the Holders. Notwithstanding the foregoing, the issuance of Class B Stock or any securities convertible into Class B Stock by the Company either for cash or in a merger, consolidation, exchange or acquisition shall not, by itself, constitute a basis for requiring any adjustment in the Warrants unless specifically enumerated herein.

      4.5. Good Faith Determination. Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section 4 (and the amount of any adjustment), shall be binding upon the Holders and the Company if made in good faith by the Board of Directors of the Company.

      4.6. Notice of Adjustment. Whenever the number of shares of Class B Stock purchasable upon the exercise of the Warrants or the Warrant Price is adjusted, the Company shall promptly file in the custody of its Secretary or an Assistant Secretary at its principal office and with the Warrant Agent, an officer's certificate setting forth the number of shares of Class B Stock purchasable upon the exercise of the Warrants, the Warrant Price after such adjustment, a statement, in reasonable detail, of the facts requiring such adjustment and the computation by which such adjustment was made. Each such officer's certificate shall be made available at all reasonable times for inspection by the Warrant Holders, and the Warrant Agent shall, forthwith after each such adjustment, promptly mail a copy of such certificate to such Holders by first class mail, postage prepaid.

      4.7. No Change of Warrant Necessary. Irrespective of any adjustment in the Warrant Price or in the number or kind of shares issuable upon exercise of the Warrants, the Warrant Certificates may continue to express the same price and number and kind of shares as are stated in the Warrant Certificates as initially issued.

      5.0. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees for the benefit of the Holders:

      5.1. That all shares of Class B Stock which may be issued upon the exercise of the rights represented by the Warrant Certificates will, upon issue and payment of the aggregate Warrant Price therefor, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof.

      5.2. That during the period within which the rights represented by the Warrant Certificates may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by the Warrant Certificates, a sufficient

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number of shares of Class B Stock to provide for the exercise of the rights represented by the Warrant Certificates.

      5.3. That the Company will take all such action as may be necessary to ensure that the shares of Class B Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable federal or state law or regulation, or of any requirements of any securities exchange upon which any capital stock of the Company may be listed, if any.

      5.4. The Company will file a Registration Statement with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended and all necessary blue sky filings with appropriate state securities administrations prior to the time the Warrants become exercisable, and will use its best efforts to keep such registration statement and blue sky filings or a substitute registration statement and blue sky filings effective and current with respect to the Class B Stock while any Warrants are outstanding. Notwithstanding the foregoing or anything contained in Section 5.3, the Company shall not be obligated to keep effective and current blue sky filings in any state in which there are a small number of holders of Warrants in such state, such holders own an immaterial number of Warrants, and keeping such filings current and effective creates an unreasonable financial burden under the circumstances.

      5.5. That prior to the issue of any shares of Class B Stock, the Company shall promptly secure the listing thereof upon all securities exchanges on which the Class B Stock of the Company is then listed.

      6.0. Exchange, Assignment or Loss of Warrant Certificate.

      6.1. Exchange. The Warrants shall be exchangeable at the option of the Holder, upon presentation and surrender of the Warrant Certificate at the office of the Warrant Agent for other Warrant Certificates of different denominations. Any Warrant Certificate may be divided or combined with other Warrant Certificates into a Warrant Certificate evidencing the same aggregate number of Warrants.

      6.2. Transfer or Assignment. To the extent permitted under the Securities Act of 1933, as amended (the "Securities Act"), the Warrants and all rights of Holders thereof are assignable and transferable in whole or in part by the Holders thereof, in person or by duly authorized attorney, by surrender of any Warrant Certificate to the Warrant Agent at its office with the Assignment Form annexed thereto duly executed and funds sufficient to pay any applicable transfer tax. In such event, the Warrant Agent shall execute and deliver, in the case of an assignment or transfer in whole, a new Warrant Certificate in the name of the assignee or transferee, or, in the case of an assignment or transfer in part, a new Warrant Certificate in the name of such assignee or transferee representing the number of Warrants so assigned or transferred and a new Warrant Certificate in the name of the assignor or transferor representing the number of Warrants not so assigned or transferred.

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      6.3. Legended Certificates. The Warrants being offered by the Company are being offered pursuant to an exemption from registration under the Securities Act. Therefore, the Warrant Certificates to be issued pursuant to Section 2.0 hereof shall bear the following legend

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED BY ADMIRALTY BANCORP IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AS AMENDED. IN CONNECTION WITH SUCH EXEMPTION, THE SECURITIES REPRESENTED BY THE CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SECTION 5 OF THE SECURITIES ACT OR IN A TRANSACTION OTHERWISE EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT.

      6.4. Lost or Destroyed Warrant Certificates. Upon receipt by the Warrant Agent of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate and (i) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (ii) if mutilated, upon surrender and cancellation of such Warrant Certificate, the Warrant Agent shall execute and deliver a new Warrant Certificate of like tenor. Any such new Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

      7.0. No Issuance of Fractional Interests in Class B Stock. The Company shall not be required to issue fractional shares of Class B Stock on the exercise of the Warrants. If any fraction of a share of Class B Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), the Company shall pay an amount in cash equal to the product of such fraction and the fair market value of a share of the Class B Stock, as determined by the Company in the good faith exercise of its discretion.

      8.0. No Rights as Stockholders; Certain Notices and Reports to Holders. Except as specifically provided in this Agreement, nothing contained in this Agreement or in the Warrant Certificates shall be construed as conferring upon the Holders or any transferees the right to vote or to receive dividends or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company. If, however, between the date hereof and the Expiration Date (or if earlier the occurrence of any event specified in Section 4.2 or 4.3(b) terminating the Warrants), any of the following events shall occur:

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

      (a) the Company shall declare any cash dividend upon its shares of Class B Stock payable at a rate more than 50% in excess of the rate of the last cash dividend theretofore paid; or

      (b) the Company shall declare any dividend payable in any securities other than shares of Class B Stock upon its shares of Class B Stock or make any distribution (other than a regular cash dividend out of undistributed net income) to the holders of its shares of Class B Stock; or

      (c) the Company shall distribute any rights, options or warrants to the holders of shares of Class B Stock; or

      (d) a capital reorganization or reclassification of the Company's capital stock shall be proposed;

then in any one or more of said events, the Company shall give to the Holders at least twenty (20) days' prior written notice of the date fixed as a record date or the date of closing of the transfer books for the determination of the stockholders entitled to receive such dividend or distribution. Any such notice shall also specify, in the case of any such dividend or distribution, the date on which holders of shares of Class B Stock are entitled thereto. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such dividend or distribution.

      8.1. Reports. The Company shall transmit by mail to all registered Holders, all reports and other documents that the Company transmits to holders of shares of Class B Stock generally, at the same time and in the same manner as such reports and other documents are transmitted to holders of shares of Class B Stock.

      9.0. Agreement of Warrant Holders. Every Holder of a Warrant, by his acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other Holder of a Warrant that:

          (a) The Warrants are transferable only on the registry books of the Company by the Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment o of any applicable transfer taxes; and

          (b) The Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the Holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice or knowledge to the contrary.

      10.0. Duties of Warrant Agent. The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering Warrant Certificates or by any other act hereunder be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and non-assessable.

      The Warrant Agent shall not at any time be under any duty or responsibility to any Holder of Warrant Certificates to make or cause to be made any adjustment of the Warrant Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustment, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct.

      The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

      Any notice, statement, instruction, request, direction, order or demand by the Company shall be sufficiently evidenced if given orally by the Chairman of the Board, President or Chief Financial Officer of the Company, provided that such instructions shall be reaffirmed in a written instrument executed by the officer giving such written instructions and delivered to the Warrant Agent pursuant to Section 12.5 hereof. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

      The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder and further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's gross negligence or willful misconduct.

      The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own gross negligence or willful misconduct), after giving thirty days' prior written notice to the Company. At least fifteen days prior to the date such resignation is to become effective, the Warrant Agent

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



shall cause a copy of such notice of resignation to be mailed to the Holder of each Warrant Certificate at the Company's expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new warrant agent in writing. The Company shall have complete discretion in the naming of a new warrant agent, who may be an affiliate, subsidiary or department of the Company, or any person used by the Company as transfer agent for the Class B Stock. If the Company shall fail to make such appointment within a period of fifteen days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent.

      The Company may, upon notice to the Holders, remove and replace the Warrant Agent if the Warrant Agent is the transfer agent for the Company's Class B Stock and the Warrant Agent ceases to be the transfer agent for the Company Class B Stock for any reason.

      After acceptance in writing of an appointment by a new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed. Any former warrant agent hereby agrees to cooperate with and deliver all records and Warrant Certificates to the new warrant agent at the direction of the new agent and the Company.

      Not later than the effective date of an appointment of a new warrant agent by the Company, the Company shall file notice with the resigning or terminated warrant agent and shall forthwith cause a copy of such notice to be mailed to each Holder.

      Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to each Holder.

      Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company.

      11.0. Modification of Agreement. The Warrant Agent and the Company may by supplemental agreement make any changes or corrections in this Agreement: (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and which shall not adversely affect the purchase or other material rights of the Holders of Warrant Certificates. This Agreement shall not otherwise be modified, supplemented or amended in any respect except with the consent in writing of the Holders of Warrant Certificates representing not less than 50% of the Warrants then outstanding, but no such amendment, modification or supplement which changes the number or nature of the securities purchasable upon the exercise of any Warrant, the Warrant Price or accelerates the Expiration Date, shall be made without the consent in writing of each and every Holder (but no consent shall be required for such changes as are specifically contemplated by this Agreement as originally executed).

      12.0. Miscellaneous.

      12.1. Entire Agreement. This Agreement and the form of Warrant Certificate annexed hereto as Exhibit A contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings with respect thereto.

      12.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      12.3. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

      12.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

      12.5. Notices. Any notice or other communications required hereunder to be given to a Holder shall be in writing and shall be sufficiently given, if mailed (first class, postage prepaid), or personally delivered, addressed in the name and at the address of such Holder appearing from time to time on the records of the Warrant Agent. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or mailed to the Company at its then principal office, Attention: President, or at such other address as the Company shall have designated by written notice to the Warrant Agent. Notices or other communications to the Warrant Agent shall be deemed to have been sufficiently given if delivered by hand or mailed (first class, postage prepaid) to its then principal office. Notice by mail shall be deemed given when deposited in the mail, postage prepaid.

      IN WITNESS WHEREOF, the Company and the Warrant Agent have executed this Agreement by their duly authorized officers as of the date first set forth above.

                                    ADMIRALTY BANCORP, INC.


                                    By:_______________________________



                                    STOCKTRANS


                                    By:_______________________________

                                       _______________________________

                                       _______________________________

                         WARRANT CERTIFICATE


Certificate Number

_____________


Initial Issuance
Dated: ____________                                ____________ Warrants


                          VOID AFTER ____________, 199_

                             WARRANT CERTIFICATE FOR
                            PURCHASE OF CLASS B STOCK

                                ADMIRALTY BANCORP


      This certifies that FOR VALUE RECEIVED ______________________________ or his registered assigns (the "Holder") is the registered owner of __________________________ Warrants ("Warrants") issued by Admiralty Bancorp, a Delaware corporation (the "Company"). The Warrants are subject to the terms and conditions set forth in this certificate and the Warrant Agreement (as hereinafter defined). Each Warrant entitles the Holder to purchase one share of the Company's Class B Common Stock ("Class B Stock"), at any time after the first anniversary of the Initial Issuance Date of the Warrants set forth above until the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse side hereof duly executed, at the corporate office of the Warrant Agent (as hereafter defined), accompanied by payment of $11.00 per share (the "Warrant Price") in cash, by official bank or certified check made payable to the Company or its successor.

      This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement"), dated ____________ , 199_ by and between the Company and Stocktrans (the "Warrant Agent"), a copy of which may be obtained from the Company at ___________________________ or the Warrant Agent at ___________________, by a written request from the Holder hereof or which may be inspected by any Holder or his agent at the principal office of the Company or the Warrant Agent.

     As provided in Section 4 of the Warrant Agreement, in certain circumstances: (i) the Warrant Price and the number of shares of Class B Stock the Holder is entitled to receive upon the exercise of any Warrants shall be adjusted; (ii) the Warrants shall automatically represent the right to receive upon exercise consideration which is different from or in addition to the consideration specified on the face of this Certificate; and
(iii) the Warrants, at the option of the Company under specifically defined circumstances, may expire prior to the Expiration Date.

      In addition, as provided under Section 3.2 and 4.3 of the Warrant Agreement, the Expiration Date may be accelerated under certain circumstances from the Expiration Date set forth in this Certificate.

      No fractional shares of Class B Stock will be issued upon exercise of the Warrant. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

      The term "Expiration Date" shall mean 5:00 P.M. (New Jersey time) on ______________. If such date is not a Business Day as defined in the Warrant Agreement, the Expiration Date shall mean 5:00 P.M. (New Jersey time) the next following Business Day. The Expiration Date may be accelerated as provided in the Warrant Agreement under certain specifically defined circumstances upon notice to the registered holder hereof.

      Pursuant to the Warrant Agreement, the Company has agreed that it will file a registration statement with respect to the shares of Class B Stock issuable upon exercisable of Warrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended on or prior to the time the Warrants first become exercisable, and further that the Company will take action under appropriate Blue Sky laws to permitted the issuance of the shares of Class B Stock. However, the Company is not obligated to keep current state blue sky filings in states where there are a small number of holders of Warrants, the number of Warrants held by such persons are immaterial and the cost to keep such filings current and effective creates an unreasonable financial burden under the circumstances. This Warrant shall not be exercisable by a Holder in any state where such exercise would be unlawful.

      This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants. Upon due presentment of this Warrant Certificate for registration or transfer at such office, upon payment of any tax or governmental charge imposed in connection therewith, a new Warrant Certificate or Warrant Certificates representing an equal or aggregate number of Warrants will be issued to the transferee in exchange there for.

      To the extent permitted under the Securities Act of 1933, as amended, the Warrants and all rights of Holders thereof are assignable and transferable in whole or in part by the Holders thereof, in person or by duly authorized attorney, by surrender of any Warrant Certificate to the Warrant Agent at its office with the Assignment Form annexed thereto duly executed and funds sufficient to pay any applicable transfer tax.

      Prior to the exercise of any Warrant represented hereby, the Holder shall not be entitled to any rights of a stockholder of the Company by reason of such person being a Holder, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

      Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent shall treat the Holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.

      This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey.

      This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

      IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted thereon.


(SEAL)                                ADMIRALTY BANCORP


Dated: _________________              By:__________________________
                                         Chairman or President


                                      By:__________________________
[___________________]                    Secretary or Treasurer



___________________
As Warrant Agent


By:____________________
    Authorized Officer

                                SUBSCRIPTION FORM

                                                 Dated:_______________ , 199_

      The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______ shares of Class B Common Stock and hereby makes payment of $_______ in satisfaction of the Warrant Price thereof.

                          ----------------

               INSTRUCTIONS FOR REGISTRATION OF STOCK

Name_____________________________________________________________
                  (please typewrite or print in block letters)

Address__________________________________________________________

Signature________________________________________________________

Tax Identification Number________________________________________

                          -----------------

                           ASSIGNMENT FORM

FOR VALUE RECEIVED,______________________________________________
hereby sells, assigns and transfer unto

Name_____________________________________________________________
            (please typewrite or print in block letters)

Address__________________________________________________________

______ Warrants and does hereby irrevocable
Constitute and appoint___________________________________________
Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date________________, 199__

                     Signature______________________________